EXHIBIT A

EXECUTIVE OFFICERS AND DIRECTORS OF THE REPORTING PERSON

The names, present principal occupations or employment and business addresses of the executive officers and directors of the Reporting Person are set forth below. If no address is given, the executive officer’s or director’s business address is that of the Reporting Person. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to the Reporting Person.

Vector Name	Present Principal Occupation or Employment; Business Address
Howard M. Lorber	Director; President and Chief Executive Officer
Richard J. Lampen	Executive Vice President
J. Bryant Kirkland III	Senior Vice President, Treasurer and Chief Financial Officer
Marc N. Bell	Senior Vice President, Secretary and General Counsel
Ronald J. Bernstein	Director; President and Chief Executive Officer of Liggett Group LLC and Liggett Vector Brands LLC
Bennett S. LeBow	Director; Chairman of the Board and Private Investor
Stanley S. Arkin	Founding Member and Senior Partner, Arkin Solbakken LLP and Chairman of The Arkin Group LLC
Henry C. Beinstein	Director; Partner, Gagnon Securities LLC, 1370 Avenue of the Americas, New York, NY 10019
Paul V. Carlucci	Director; Private investor
Jean E. Sharpe	Director; private investor, 350 Cherry Street, Bedford Hills, NY 10507
Barry Watkins	Director; Of Counsel, DKC, and Senior Advisor, Madison Square Garden Company